                                       [***] - CONFIDENTIAL TREATMENT REQUESTED

                                                                  EXHIBIT 10.10

                        CONFIDENTIAL TREATMENT REQUESTED

       Confidential Portions of this Agreement Which Have Been Redacted Are Marked With Brackets ("[***]"). The Omitted Material Has Been Filed Separately With The Securities And Exchange Commission.


                       EXCLUSIVE PATENT LICENSE AGREEMENT


         THIS AGREEMENT made and effective this 1st day of January, 2000, by and between Jame Fine Chemicals, Inc., having a place of business at 100 West Main Street, Bound Brook, New Jersey 08805 (hereinafter referred to as "Licensor").
                                      and
         Horizon Pharmaceutical, Corporation., having a place of business at 660 Hembree Parkway, Suite 106, Roswell, Georgia 30076 (collectively hereinafter referred to as "Licensee").

         WHEREAS, Licensor is the owner of the entire right, title and interest in, to and under Letters Patent of the United States [****], directed to phenylephrine tannate compositions and Letters of Patent of the United States No. 5,663,415 granted September 2, 1997, directed to processes for producing tannate products (said patents collectively referred to as the Licensed Patents); and

         WHEREAS, Licensee is desirous of securing and Licensor is willing to grant a semi-exclusive license under the Licensed Patents to use, sell and distribute Finished Dosage Products (defined below) containing to Chlorpheniramine Tannate;

         NOW, THEREFORE, in consideration of the covenants and obligations hereinafter set forth to be well and truly performed, the parties hereto hereby agree as follows:

                                  SECTION ONE
         The following definitions will apply to the respective terms as used throughout this Agreement.

         (a) "Net Sales" shall mean Licensee's gross invoice price of sales of Finished Dosage Products covered by the claims of the Licensed Patents in the Territory to third party customers after deduction of (i) cash, trade and/or quantity discounts actually allowed; (ii) amounts repaid or credited by reason of rejection or returns of goods, rebates (including government mandated rebates) or because of retroactive price reductions unrelated to the sale or pricing of another product of Licensee; and (iii) freight, postage, and duties paid for and separately identified on invoices. A sale of a product is deemed to have occurred upon the earliest of invoicing, shipment or transfer of title in the product to a party other than Licensee or its affiliates or sublicensees.

         (b) "Baseline Net Sales" shall mean Licensee's actual Net Sales for the period January 1, 1999 through December 31, 1999.

         (c) "Annual Net Sales" shall mean Licensee's actual Net Sales for a twelve month period January 1 to December 31 of a given year.


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                                        [***] - CONFIDENTIAL TREATMENT REQUESTED


         (d) "Territory" means the United States of America, including its territories and possessions and Puerto Rico.

         (e) "Contract Year" shall mean the twelve (12) month period commencing on January 1, 2000 and ending December 31, 2000 for the first Contract Year and subsequent twelve (12) month periods commencing on the anniversary of the day immediately following the end of the first Contract Year.

         (f) "Finished Dosage Products" means products that contain active pharmaceutical ingredients and are in a form ready for sale to a final consumer (including, without limitation, a liquid suspension or tablet).

                                  SECTION TWO

         (a) Licensor agrees to grant and does hereby grant to Licensee under the Licensed Patents the exclusive right and license to use, sell and distribute Finished Dosage Products containing Chlorpheniramine Tannate covered by the Licensed Patents in the Territory, except only as to the license rights of Unisource, Inc., a Colorado corporation (Unisource) and or Carter Wallace Inc. pertaining to products that contain Chlorpheniramine Tannate and are covered by the Licensed Patents.

         (b) Licensee agrees that it will purchase or otherwise obtain Finished Dosage Products containing Chlorpheniramine Tannate from Unisource, Inc. and its successors or assigns.

                                 SECTION THREE

         (a) Upon execution of this Agreement, Licensee agrees to pay to Licensor a license fee of [***] less the [***] advance paid by Licensee to Licensor.

         (b) Effective at the beginning of the first Contract Year, Licensee further agrees to pay to Licensor, as royalty, [***] of its Annual Net Sales derived by Licensee from all sales of Finished Dosage Products covered by the Licensed Patents and made in accordance with the inventions covered thereby; "sales" as herein employed shall mean sales of the Finished Dosage Products covered by the Licensed Patents which are made in the United States, its territories, possessions and Puerto Rico.

         (c)      Suspension of royalties:

                  (i) Generic. For purposes of this Section THREE (c), "Generic" shall mean a generic to Rynatan or Tanafed but shall not include (A) products that infringe upon the Licensed Patents or (B) products made from raw material supplied by Licensor prior to the effective date of this Agreement.

                  (ii) Suspension. If a Generic enters the market, then, per a determination made as of December 31 of such year of entry and December 31 of each subsequent year of this Agreement (all of which calendar years, including the year of entry, shall collectively be referred to as the "Calendar Years Potentially Suspended"), Licensee's obligation for the royalty may be suspended for one or more Calendar Years Potentially Suspended as determined as follows. Licensee is not obligated for the royalty for any given Calendar Year Potentially Suspended if i) the gross sales in ounces in the entirety of such Calendar Year Potentially Suspended do not exceed the Threshold Sales (hereinafter defined) applicable to that Calendar Year Potentially Suspended AND ii) the Generic is available in the Territory at any time during such Calendar Year Potentially Suspended.


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                                        [***] - CONFIDENTIAL TREATMENT REQUESTED

                  (iii) Refund of Royalties. Accordingly, if Licensee is not obligated for the royalty in a given Calendar Year Potentially Suspended, then, within 30 days after the end of that calendar year, Licensor shall (A) refund royalties to Licensee so that the net effect of such refund will be that Licensee did not pay any royalties for such calendar year and (B) pay Licensee interest on the royalties refunded at the prime rate as of December 31 of the calendar year for which royalties are being refunded. In the event Licensee is not obligated for the royalties in a given calendar year, Licensee may still be obligated for the royalty in future year(s).

                  (iv) THRESHOLDS. The Threshold Sales are as follows:

Potential                           Threshold Sales applicable to the
                                    corresponding Calendar Year
Suspension                          Potentially Suspended
Calendar Year
                  2000              Gross sales of [***] ounces  (which is [***]
                                    of Licensee's gross sales in ounces in 1999
                                    which was [***] ounces)

                  2001              [***] of the gross sales (in ounces) in
                                    calendar years 1999 or 2000, whichever is higher

                  2002              [***] of the gross sales (in ounces) in
                                    calendar years 1999, 2000 or 2001,
                                    whichever is highest

          2003 and thereafter       [***] of the gross sales (in ounces) in
                                    calendar years 1999, 2001, 2002 or any
                                    other subsequent Calendar Year Potentially
                                    Suspended, whichever is highest

                  (v) Partial Refund of Licensing Fee: If in the year 2000, there is a Generic available AND Licensee's Gross Sales do not exceed [***] ounces, then Licensor will refund one half of the up-front fees paid upon execution of this agreement.

                  (v)  Example:
2000
Based on a calculation made as of December 31, 2000, i) if Licensee's gross sales (in ounces) for calendar 2000 (including gross sales in calendar 2000 prior to the entry of the generic) do not exceed [***] ounces, AND ii) the Generic is available in the Territory at any time during such Calendar Year Potentially Suspended then Licensee would not be obligated for royalties for the entirety of calendar 2000 and would be refunded calendar 2000 royalties accordingly; and

2001
Based on a calculation made as of December 31, 2001, i) if Licensee's gross sales in ounces for calendar 2001 do not exceed [***] of the gross sales (in ounces) in calendar years 1999 or 2000, whichever is highest, AND ii) the Generic is available in the Territory at any time during such Calendar Year Potentially Suspended then Licensee would not be obligated for royalties for the entirety of calendar 2001 and would be refunded calendar 2001 royalties accordingly; and

2002
Based on a calculation made as of December 31, 2002, i) if Licensee's gross sales (in ounces) for calendar 2002 do not exceed [***] of the gross sales (in ounces) of calendar years 1999, 2000 or 2001, whichever is highest, AND ii) the Generic is available in the Territory at any time during such Calendar Year Potentially Suspended then Licensee would not be obligated for royalties for the entirety of calendar 2002 and would be refunded calendar 2002 royalties accordingly; and 2003 and thereafter


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Based on a calculation made as of December 31 of 2003 and of each year thereafter, if i) Licensee's gross sales (in ounces) for any such calendar year do not exceed [***] of the gross sales (in ounces) of the previous calendar year of this Agreement in which Gross sales (in ounces) were the highest, AND
ii) the Generic is available in the Territory at any time during such Calendar Year Potentially Suspended, then Licensee would not be obligated for royalties for the entirety of the calendar year ending on the December 31 on which such calculation was made, and would be refunded royalties for such calendar year accordingly.

         (d) The term of this Agreement shall be from the date hereof to the later of the expiration of either of the Licensed Patents or any reissue, continuation or extension of the Licensed Patents. In the event that Licensor becomes the owner of or has rights to patents in addition to the Licensed Patents which additional patents pertain to the products covered by the Licensed Patents, the term of this Agreement shall automatically extend to the expiration of such additional patents. In any event, Licensee may continue to renew this Agreement for five (5) year renewal periods beyond the above-referenced patent expiration dates by providing Licensor written notice of its intent to so renew prior to such patent expiration dates.

                                  SECTION FOUR

         It is mutually understood and agreed that the sale of compositions covered by the Licensed Patents may be subject to approval and/or regulation by the Food and Drug Administration or other applicable government agency and in the event that such approval is refused or such regulation prohibits the sale of products covered by the Licensed Patents, Licensee shall have the right to cancel this Agreement and the license herein granted to it; in the event of such cancellation, Licensee shall not be liable to Licensor for the payment of any royalties hereunder or any additional license fees, as the case may be.

                                  SECTION FIVE

         All royalties provided for by this License Agreement shall be due and payable quarterly and Licensee agrees to pay to Licensor on or before the last day of each of the months of February, May, August and November of each Contract Year during which this Agreement is in force, the total amount of royalties due and payable on account of its operations under this Agreement during the calendar quarter immediately preceding said dates.

                                  SECTION SIX

         Licensee agrees that it will render to Licensor with each such royalty payment a written statement setting forth the total Annual Net Sales from its royalty-bearing sales during the period covered by such statement and Licensee agrees to keep a separate record in a suitable book or set of books provided for the purpose, in sufficient detail to enable the royalties payable hereunder to be determined, and further agrees that it will permit such book or set of books to be examined by an auditor or accountant, authorized by Licensor, at any reasonable time during business hours to the extent necessary to verify the records and payments here provided for, it being agreed that such auditor or accountant shall make his report to Licensor in such manner that names of customers or other information deemed confidential by Licensee will not be disclosed to Licensor.

                                 SECTION SEVEN

         In the event that Licensor makes or acquires any improvements or additional patents in or relating to the inventions covered by the Licensed Patents, such improvements and patents shall be and are hereby included as part of the Licensed Patents upon the same terms and conditions as the said Licensed Patents; Licensee shall not be obligated to pay to Licensor any further or

                                          [***] CONFIDENTIAL TREATMENT REQUESTED


additional royalty or other consideration for the license to any such additional improvements or patents. Licensee's only obligation to Licensor shall be to continue to pay the royalty stipulated in Section Three until the expiration of the last such patent or any reissue or extension thereof unless otherwise provided herein.

                                 SECTION EIGHT

         Licensee shall, at its option, with the prior written consent of Licensor, have power to institute and prosecute, at its own expense, suits for infringement of the Licensed Patents, and, Licensor will cooperate in such suits by furnishing such evidence, documents, and testimony as may reasonably be required, and if required by law, Licensor will join as a party plaintiff in such suits. All expenses in such suits will be borne entirely by Licensee and Licensee will pay to Licensor [***] of any excess of recoveries over expenses (including without limitation attorney fees) in such suits.

                                  SECTION NINE

         (a) Licensor warrants, that effective as of the date hereof, Licensor and Unisource have established a business relationship (the Relationship) whereby Unisource Inc. may purchase Chlorpheniramine Tannate and Pseudophedrine Tannate from Jame Fine Chemicals and the Relationship shall continue for a duration at least as long as the duration of this Agreement. Licensor further warrants that pursuant to the Relationship, for a period of 12 months, and thereafter it will not increase the prices for such Active Pharmaceutical Ingredients by an amount exceeding the percentage increase in the PPI (except that Licensor may increase such price to reflect documented increases in direct costs which include labor, raw materials, utilities and direct overhead costs to maintain its existing profit margin which increases will not be subject to the PPI cap, but which increases shall have been documented to the satisfaction of Licensee and Unisource). Licensor will decrease the prices of the Active Pharmaceutical Ingredients to reflect decreases in the cost of such manufacturing components. Under the terms of the Relationship, Licensor will notify Unisource and Licensee of the change in dollars per Kg and the effective date of any price change of each Active Pharmaceutical Ingredient utilized by Unisource for Finished Dosage Product supplied to Licensee.

         (b) Licensor warrants that, if for any reason Licensor is unable to supply product to meet all of the needs of Unisource, Unisource shall have the exclusive right, along with Wallace, to receive Licensor's production of the products covered by the Licensed Patents based on the respective amounts of such products ordered during the preceding twelve (12) month period.

                                  SECTION TEN

         (a) Licensor represents and warrants that, as of the date hereof, it has entered into a license agreement with Carter-Wallace, a corporation having a place of business in Cranbury, New Jersey, in a form similar to this Agreement and whereby Carter-Wallace has a semi-exclusive license to the Licensed Patents as they pertain to Chlorpheniramine Tannate. (b) Licensor warrants that in its Relationship and Licensing Agreement with Unisource, (i) Unisource is prohibited from selling or distributing Finished Dosage Products containing Chlorpheniramine Tannate to any person or entity other than Licensee and (ii) Unisource does not have the right to sell Chlorpheniramine Tannate as a stand alone active ingredient.

         (b) Licensor warrants that (a) it owns the Licensed Patents; (b) it has the right to license the Licensed Patents to Licensee; (c) no third party has filed any civil action against Licensor in connection with the Licensed Patents or notified Licensor that the Licensed Patents violate such third party's patent, trademark, copyright, or trade secret rights; (d) to the best of Licensor's knowledge, the Licensed Patents do not infringe any third party's copyright or patent;

(e) it has not granted to any third party any rights in or to the Licensed Patents that are inconsistent with any right granted to Licensee under this License Agreement or that will adversely affect any exercise by the Licensee of its rights granted under this License Agreement.

         (c) Licensor agrees to indemnify, defend, and hold harmless Licensee against any losses, liabilities, claims, damages, costs, and expenses (including reasonable attorney's fees) (the "Claims") that result from Licensor's material breach of any of the above warranties. Licensor shall assume all expenses with respect to the defense, settlement, adjustment, or compromise of any Claims as to which this section requires Licensor to indemnify, defend, or hold harmless Licensee and, upon such assumption, shall have sole control over the defense, settlement, adjustment, or compromise of such Claims; provided, however, that (i) Licensor shall obtain prior written approval of Licensee, which Licensee shall not unreasonably withhold, before entering into any settlement, adjustment, or compromise of such Claims; and
(ii) Licensee may, if it so desires, employ counsel at its own expense to assist in the handling of such claim or undertake sole control of the defense, settlement, adjustment, or compromise of such Claims.

                                 SECTION ELEVEN

         In the event that Licensee defaults or breaches any of the provisions of this License Agreement or fails to account for or pay to Licensor any of the royalties due and payable to Licensor hereunder, Licensor reserves the right to cancel the license here granted upon sixty (60) days' written notice to Licensee; provided, however, that if Licensee, within the sixty (60) day period referred to, cures the said default or breach, the license herein granted shall continue in full force and effect until the expiration of the Licensed Patents or any reissue, continuation or extension thereof. In the event of the termination of the license herein granted by Licensor to Licensee, Licensee shall not be relieved of the duty and obligation to pay in full royalties accrued and due and payable at the effective date of such termination.

                                 SECTION TWELVE

         In the event of any adjudication of bankruptcy, appointment of a Receiver by a court of competent jurisdiction, assignment for the benefit of creditors or levy of execution directly involving Licensee, this Agreement shall thereupon forthwith terminate and no longer be of any further force and effect.

                                SECTION THIRTEEN

         This Agreement shall be governed by, interpreted in accordance with, and enforced under the laws of the State of New Jersey, U.S.A. (regardless of its or any other jurisdiction's choice of law principles), or, as necessary, the laws of the United States of America.

                                SECTION FOURTEEN

         This Agreement constitutes the entire agreement between the parties hereto respecting the subject matter hereof, and supersedes and terminates all prior agreements respecting the subject matter hereof, whether written or oral, and may be amended only by an instrument in writing executed by both parties hereto.

                                SECTION FIFTEEN

         (a) Indemnification by Licensee - Licensee shall indemnify and hold Licensor harmless against all liability, damage, cost or expense (including reasonable attorneys' fees) arising out of the promotion, distribution, sale or use of products made using the products supplied by Licensor or its designee to Licensee hereunder, including those resulting from any personal injury (including death) to any person including employees, servants, or agents of Licensee, except to the extent such liability, damage, cost or expense is caused by the negligence, omission, failure to act, intentional malfeasance, willful misconduct, and/or breach of the warranties or other obligations of Licensor under this agreement. In the event of any claim arising under this indemnity, prompt notice of such claim shall be given by Licensor to Licensee which shall have the right to conduct the defense in respect thereto, but Licensor may have counsel present at its own expense and shall be entitled to participate in the defense of any such claim. Licensor shall cooperate with Licensee in such defense at the expense of Licensee. No settlement of any such matter shall be made without the written approval of Licensee and Licensor, which will not be unreasonably withheld.

         (b) Indemnification by Licensor - Licensor shall indemnify and hold Licensee harmless against all liability, damage, cost or expense (including reasonable attorneys' fees) arising out of any breach of this Agreement by Licensor and/or the manufacturing, packaging and storing of products supplied by Licensor.

                                SECTION SIXTEEN

         This Agreement and the license herein granted shall be binding upon and inure to the benefit of each of the parties hereto, their successors and the assigns of the entire business relating thereto of each of the parties.

                               SECTION SEVENTEEN

         If any term or provision of this Agreement is found held to be excessive, or invalid, void or unenforceable, the offending term or revision shall be deleted or revised to the extent necessary to be enforceable, and, if possible, replaced by a term or provision which, so far as practicable, achieves the legitimate aims of the parties.

                                SECTION EIGHTEEN

         Any notice or other communication given by either party hereto to the other party relating to this Agreement shall be sent by registered or certified mail, return receipt requested, addressed to such other party at the address set forth above. Changes of address shall be given in the same manner as any other notice.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized representatives as of the day and year first above written.

                                                   JAME FINE CHEMICALS, IN.

Attest:                                            By:
                                                      -------------------------
                                                   Title:
                                                         ----------------------

                                                   HORIZON PHARMACEUTICALS, INC.

Attest:                                            By:
                                                      -------------------------
                                                   Title:
                                                         ----------------------